SUB-ADVISORY AGREEMENT ADDENDUM

This addendum (“Addendum”), dated as of July 1, 2019, amends and is incorporated into and shall form a part of the SUB-ADVISORY AGREEMENT, dated April 24, 2018 (the “Sub-Advisory Agreement” and, together with this Addendum, the “Agreement”), is made by and between DUNHAM & ASSOCIATES INVESTMENT COUNSEL, INC., (“Adviser”), DUNHAM FUNDS (“Trust”) and MetLife Investment Management, LLC (“Sub-Adviser”) on behalf of itself and its affiliates.

WHEREAS, the Adviser, Trust and Logan Circle Partners, L.P. (the “Old Sub-Adviser”) entered into the Sub-Advisory Agreement and the Old Sub-Adviser merged into and with the Sub-Adviser on July 1, 2019;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.       General. This Addendum supplements the Sub-Advisory Agreement and all of the terms and conditions of the Sub-Advisory Agreement apply to this Addendum; provided that to the extent there is a conflict between this Addendum and the Sub-Advisory Agreement, the terms of this Addendum shall control. All capitalized terms used but not defined herein shall have the meaning assigned to them in the Sub-Advisory Agreement.

2.       Use of Name. During the term of this Agreement, Sub-Adviser authorizes the Adviser and the Trust to use its legal name or trade name: MetLife Investment Management, LLC or MIM in the marketing and promotional materials used by the Adviser and the Trust in connection with services offered to existing and prospective clients solely for the purpose of identifying Sub-Adviser’s relationship and activities with respect to the Adviser and the Trust. If the Sub-Advisory Agreement is terminated with respect to the Trust and the Sub-Adviser no longer serves as sub-adviser to the Trust, the Sub-Adviser reserves the right to withdraw from the Adviser and the Trust the right to the use of its name with respect to the Trust or any name misleadingly implying a continuing relationship between the Adviser or the Trust and the Sub-Adviser or any of its affiliates. Other than set forth herein, the Adviser and the Trustshall make no other use of Sub-Adviser’s name and or service marks.

3.       Any terms capitalized and not defined herein shall have the meaning set forth in the Sub-Advisory Agreement. This Addendum may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized representatives.

Dunham & Associates Investment Counsel, Inc.	MetLife Investment Management, LLC
By: /s/Joseph Kelly	By: /s/ Jude T. Driscoll
Name: Joseph Kelly	Name: Jude T. Driscoll
Title:General Counsel & CCO	Title:EVP

Dunham Funds

By: /s/Tamara Wendoll
Name:Tamara Wendoll
Title:Secretary